Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Independent Auditor’s Report dated January 30, 2009 regarding the consolidated balance sheets of Santa Lucia Bancorp and Subsidiary as of    December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for the years then ended December 31, 2008, in the Form    10-K filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day, & Co., LLP

Laguna Hills, California

March 27, 2009